Exhibit 4.1
EXHIBIT D
FORM OF NON-NEGOTIABLE PROMISSORY NOTE
     THIS NOTE is made in Morton Grove, Illinois as of this ___ day of                     , 2006, in the principal amount of                                                                   Dollars ($                     ) (the “Principal Sum”).
     1. Recitals.
          (a) This Note is made by                                          (“Maker”), and is payable to                                          (“Payee”). The loan by Payee to Maker is in partial payment for the purchase of stock in                      , a                      corporation (“                    ”), pursuant to the terms of that certain Stock Purchase Agreement (the “Purchase Agreement”) with an effective
          (b) This Note is secured by that certain (i)                      Letter of Credit and (ii) Control Agreement in accordance with the terms thereof and the terms of the Purchase Agreement which are hereby incorporated herein.
     2. Payments of Principal and Interest.
          (a) Maker hereby promises to pay to Payee the Principal Sum, in lawful money of the United States of America, and to pay interest on the balance of principal from time to time outstanding and unpaid hereon from the date hereof until the final maturity hereof (whether by lapse of time, acceleration or otherwise) at the per annum rate of interest equal to the “prime rate” of interest quoted from time to time by the Wall Street Journal as the base rate on corporate loans at large United States money center commercial banks, provided however that in the event that the Wall Street Journal ceases quoting a “prime rate” of the type described, “prime rate” shall mean JP Morgan Chase Bank’s publicly announced prime rate announced from time to time (the “Interest Rate”). The principal balance hereof shall be payable in sixteen (16) equal quarterly installments of Dollars ($                    ) commencing on September1,2006, and thereafter on the 1st (1st) day of each of the succeeding fifteen (15) quarters, together with interest on the outstanding principal balance from time to time, until the Principal Sum and all interest thereon are paid in full.
          (b) Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. All payments on account of the indebtedness evidencing this Note shall first be applied to intrest on the unpaid principal balance and the remainder to reduce unpaid principal.
          (c) After an Event of Default hereunder (as hereinafter defined), any sums remaining unpaid hereunder shall bear interest at the “Default Interest Rate.” The “Default Interest Rate” shall mean the Interest Rate plus two (2) percent per annum.
          (d) Maker hereby on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. All payments on account of the indebtedness evidencing this

Note shall first be applied to interest on the unpaid principal balance and the remainder to reduce unpaid principal.
          (e) Notwithstanding any provisions of this Note or any instrument securing payment of hereof to the contrary, it is the intent of Maker and Payee that Payee shall never be entitled to receive, collect or apply, as interest on principal of the indebtedness, any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and if under any circumstance whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excess interest shall be deemed a permitted partial prepayment of principal without penalty or premium and treated hereunder as such; and if the principal of the indebtedness secured hereby is paid in full, any remaining excess funds shall forthwith be paid to Maker. In determining whether or not interest of any kind payable hereunder, under any specific contingency, exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment as an expense, fee or premium rather than as interest and (2) amortize, prorate, allocate and spread to the end such payment so that the interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law. Payee shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum lawful rate.
     3. Prepayment.
     Maker shall have the right to prepay all or any part of the principal balance of this Note at any time without the payment of any premium or penalty.
     4. Default and Remedies.
          (a) As used in this Note, “Event of Default” shall mean any of the following:
(i)	default in the payment of any part of the principal or interest due pursuant to this Note as the same becomes due and payable, with such default continuing without cure for ten (10) days; or

(ii)	Maker becomes insolvent or admits in writing its inability to pay its debts as they become due or make any assignment for the benefit of creditors or ceases business operations or consents to, or acquiesces in the appointment of, a trustee or receiver for it or any of its property or, in the absence of such application, consent or acquiesce, a trustee or receiver is appointed for it/him or for a substantial portion of its property and is not discharged or stayed on appeal within sixty (60) days; or

(iii)	any bankruptcy, reorganization, state receivership, debt arrangement, readjustment of debts or moratorium law or statute or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Maker and, if instituted against it, is consented to or acquiesced in or remains for sixty (60) days undismissed or unstayed on appeal; or

(iv)	any sale of more than fifty percent (50%) of the capital stock of Maker, any sale of all or substantially all of the assets of Maker or any other merger, combination or any other transaction the result of which is a “Change in Control.” For the purposes hereof, a “Change in Control” shall mean that any one or more members of the or their Affiliates do not, individually or collectively, have the power, directly or indirectly, to (A) vote more than thirty percent (30%) of the securities that have ordinary voting power for Maker’s directors or (B) direct or cause the direction of the management and policies of Maker whether by voting power, contract or otherwise.
          (b) Upon or after any Event of Default, Payee shall first exercise its collateral security rights under the                      Letter of Credit and Control Agreement as set forth therein and in the Purchase Agreement. Payee shall be able to pursue further collection against Maker only to the extent that any balance remains due hereunder. Upon the first two (2) separate occurrences of an Event of Default pursuant to Section 4(a)(i) herein, Payee shall not be entitled to accelerate this Note and shall only be entitled to collect sums then past due hereunder, Upon the occurrence of the third (3rd) Event of Default pursuant to Section 4(a)(i) herein or upon an Event of Default pursuant to Sections 4(a)(ii), (iii) or (iv) herein, Payee shall be entitled to declare the entire unpaid principal balance hereof immediately due and payable.
If any Event of Default under this Note shall occur, Maker promises to pay all reasonable costs of collection of every kind, including but not limited to reasonable attorneys’ fees, court costs, and expenses of every kind, incurred by Payee in connection with such collection or the protection or enforcement of any or all of the security for this Note.
     5. Waiver.
     Except as otherwise expressly provided herein or in the Purchase Agreement, Maker waives grace, notice, notice of intent to accelerate, notice of default, protest, demand, presentment for payment and diligence in the collection of this Note, and in the filing of suit hereon.
     6. Notices.
     Any and all notices given in connection with this Note shall be deemed adequately given if made in accordance with Section 10.2 of the Purchase Agreement.

     7. Miscellaneous.
     (a) The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.
     (b) All payments under this Note shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment; provided that a check will be deemed sufficient payment so long as it clears when presented for payment. Each payment of principal or interest under this Note shall be paid not later than 2:00 P.M. Chicago time on the date due therefor and funds received after that hour shall be deemed to have been received by Payee on the following day.
     (c) This Note has been made and delivered at the location set forth on the top of the first page of this Note and all funds disbursed to or for the benefit of Maker will be disbursed at such location.
     (d) The obligations and liabilities under this Note of the Maker shall be binding upon and enforceable against the Maker and its successors and assigns. This Note shall inure to the benefit of and may be enforced by Payee and its successors and assigns.
     (e) Capitalized terms not otherwise defined herein shall have the meanings ascribed to uch terms in the Purchase Agreement.
     8. Severability.
     If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.
     9. Choice of Laws.
     This Note shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law. Any controversy, claim or dispute arising out of or relating to this Note shall be brought only in Cook County, State of Illinois courts, or, if it has or can acquire jurisdiction, any United States District Court sitting in Cook County, Illinois, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Note in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world.

     10. Right of Offset.
     The Maker shall have the absolute right to offset against sums due hereunder all amounts owing or payable to Maker under the Purchase Agreement or any other document or instrument executed in connection therewith as provided in the Purchase Agreement.
SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, Maker has executed, sealed and delivered this Note as of      the date and year first above written.

By:	By:

Its:	Its: